Exhibit 4.12
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the terms of the common stock of Hewlett Packard Enterprise Company (“we”, “our”, “us” or the “Company”) is a summary and is not complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”), each of which is included as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. . We encourage you to read our Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

General

Under our Certificate of Incorporation, our authorized capital stock consists of 9,900,000,000 shares, consisting of 9,600,000,000 shares of common stock, par value $0.01 per share, and 300,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights: Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders. Holders of our common stock do not have cumulative voting rights.

Dividend Rights: Subject to any preferential rights of holders of our outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.

Liquidation Rights: Subject to any preferential rights of holders of our outstanding preferred stock, upon any liquidation, dissolution, or winding up of Hewlett Packard Enterprise, holders of our common stock are entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any holders of then-outstanding preferred stock.

Others Rights, Restrictions and Preferences: Holders of our common stock will have no preemptive, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

Preferred Stock

The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. that we may designate and issue in the future. Our board of directors has the authority, without further action by our stockholders, to issue up to 300,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control.

Certain Anti-Takeover Effects

We are subject to the provisions of Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

a.prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
b.upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:
i.by persons who are directors and also officers; and
ii.by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
c.at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:

a.any merger or consolidation involving (i) the corporation or a direct or indirect majority-owned subsidiary of the corporation and (ii) the interested stockholder or any other corporation, partnership or entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation any of (a), (b) or (c) above is not applicable to the surviving entity;
b.any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets or outstanding stock of the corporation or any direct or indirect majority-owned subsidiary of the corporation to or with the interested stockholder;
c.subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or such subsidiary to the interested stockholder;
d.any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is beneficially owned by the interested stockholder; or
e.the receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated or associated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder, and the affiliates and associates of such person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without your approval. We may use such additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Hewlett Packard Enterprise by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Bylaws provide that unless we select or consent in writing to the selection of an alternative forum (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined in Section 115 of the DGCL), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws, and nothing in the exclusive forum provision of our Bylaws affects suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.